CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.


                       AMENDED AND RESTATED LICENSE AGREEMENT

     THIS AMENDED AND RESTATED LICENSE AGREEMENT (the "AGREEMENT") is made and entered into on December 16, 1997, between THE GENERAL HOSPITAL CORPORATION, a not-for-profit corporation doing business as Massachusetts General Hospital, having a place of business at Fruit Street, Boston, Massachusetts 02114 ("GENERAL") and CoCensys, Inc. , a corporation having offices at 201 Technology Drive, Irvine, California 92618 ("COMPANY") and amends and restates that certain License Agreement between GENERAL and the COMPANY effective December 15, 1996 (the "EFFECTIVE DATE").

     WHEREAS, under research programs funded by GENERAL and the U.S. Government, GENERAL through research conducted by Dr. Michael Moskowitz has developed an invention pertaining to a method for treating vascular headaches;

     WHEREAS, GENERAL has filed a U.S. Patent Application covering said invention and all Dr. Moskowitz's rights, title and interest in said application have been assigned to GENERAL;

     WHEREAS, GENERAL represents to the best of its knowledge and belief that it is the owner of all rights, title and interest in said patent application and has the right and ability to grant the license hereinafter described;

     WHEREAS, as a center for research and education, GENERAL is interested in licensing PATENT RIGHTS and thus benefiting the public and the GENERAL by facilitating the dissemination of the results of its research in the form of useful products, but is without capacity to commercially develop, manufacture, and distribute any such product; and

     WHEREAS, COMPANY having such capacity, desires to commercially develop, manufacture, use and distribute such products throughout the world;

     NOW THEREFORE, in consideration of the premises and of the faithful performance of the covenants herein contained, the parties hereto agree as follows:

                                  1.   DEFINITIONS

     1.1 The term "ACCOUNTING PERIOD" shall mean each six month period ending June 30 and December 31.



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     1.2  The term "AFFILIATE" shall mean any corporation or other legal entity other than COMPANY in whatever country organized, controlling, controlled by or under common control with COMPANY. The term "control" means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. The term "AFFILIATE" with respect to GENERAL shall mean any company controlling, controlled by, or under common control, directly or indirectly, with GENERAL.

     1.3 The term "FIRST COMMERCIAL SALE" shall mean in each country the first sale by COMPANY, its AFFILIATES or SUBLICENSEES of any PRODUCT used or intended for use in the LICENSE FIELD.

     1.4 The term "LICENSE FIELD" shall mean treatment of human or animal diseases using NEUROSTEROID PRODUCTS or other PRODUCTS.

     1.4A The term "NEUROSTEROID PRODUCT" shall mean a PRODUCT containing a neuroactive steroid acting as a positive modulator of GABAA receptors.

     1.4B The term "LICENSED INDICATION" shall mean the treatment of a human or animal disease, disorder, condition or indication using any article, device, composition, method or service, the manufacture, use, or sale of which, absent the licenses granted herein, would infringe a VALID CLAIM of any PATENT RIGHT.

     1.5 The term "NET SALES PRICE" shall mean the GROSS SALES PRICE as defined in (c) below received by COMPANY or any of its AFFILIATES or SUBLICENSEES ("SELLERS") for the sale or distribution of any PRODUCT, less (to the extent appropriately documented) the amounts set forth in clause (a) below actually paid out by COMPANY, its AFFILIATE or SUBLICENSEE or credited against the amounts received by them from the sale or distribution of PRODUCT:

     (a) (i) credits and allowances for price adjustment, rejection, or return of PRODUCTS previously sold;

     (ii) rebates and cash discounts to purchasers allowed and taken;

     (iii) amounts for transportation, insurance, handling or shipping charges to purchasers;

     (iv) taxes, duties and other governmental charges levied on or measured by the sale of PRODUCTS, whether absorbed by COMPANY, its AFFILIATES or SUBLICENSEES or paid by the purchaser so long as COMPANY's, its AFFILIATES' or SUBLICENSEES' price is reduced thereby, but not franchise or income taxes of any kind whatsoever;


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

     (b) For any sale by COMPANY, its AFFILIATES or SUBLICENSEES to the United States or its designee, in which the United States government, on the basis of its royalty-free license pursuant to 35 USC Sec. 202(c) to any of the PATENT RIGHTS, requires that the GROSS SALES PRICE be reduced by the amount of royalty owed GENERAL pursuant to paragraph 5.1, COMPANY, its AFFILIATES or SUBLICENSEES shall have the right, in determining NET SALES for purposes of payment of the royalty to GENERAL on such sales to the United States or its designee, to deduct from the invoiced price the amount of such royalty otherwise owed GENERAL as calculated using the deductions set forth in (a) above.

     (c) For any bone fide sale to a bona fide customer by COMPANY or any of its AFFILIATES or SUBLICENSEES, the GROSS SALES PRICE shall be the invoiced price of the PRODUCT.

     (d) If COMPANY or any of its AFFILIATES or SUBLICENSEES sell any PRODUCT in a bona fide sale as a component of a combination of active functional elements, the GROSS SALES PRICE of the PRODUCT shall be determined by multiplying the GROSS SALES PRICE of the combination by the fraction A over A + B, in which "A" is the GROSS SALES PRICE of the PRODUCT portion of the combination when sold separately during the ACCOUNTING PERIOD in the country in which the sale was made, and "B" is the gross sales price of the other active elements of the combination sold separately during said ACCOUNTING PERIOD in said country. In the event that no separate sale of either such PRODUCT or active elements of the combination is made during said ACCOUNTING PERIOD in said country, the GROSS SALES PRICE of the PRODUCT shall be determined by multiplying the gross sales price of such combination by the fraction C over C + D, in which "C" is the standard fully-absorbed cost of the PRODUCT portion of such combination, and "D" is the sum of the standard fully-absorbed costs of the other active elements component(s), such costs being arrived at using the standard accounting procedures of COMPANY which will be in accord with generally accepted accounting practices.

     (e) If a SELLER commercially uses or disposes of any PRODUCT by itself (as opposed to a use or disposition of the PRODUCT as a component of a combination of active functional elements) other than in a bona fide sale to a bona fide customer, the GROSS SALES PRICE hereunder shall be the price which would be then payable in an arm's length transaction. If a SELLER commercially uses or disposes of any PRODUCT as a component of a combination of active functional elements other than in a bona fide sale to a bona fide customer, the GROSS SALES PRICE of the PRODUCT shall be determined in accordance with paragraph (d) above, using as the GROSS SALES PRICE of the combination that price which would be then payable in an arm's length transaction.

     (f) Transfer of a PRODUCT within COMPANY or between COMPANY and an AFFILIATE or a PARTNERING SUBLICENSEE for sale by the transferee shall not be considered a sale, commercial use or disposition for the purpose of the foregoing paragraphs; in the case of such transfer the GROSS SALES PRICE shall be based on sale of the PRODUCT by the transferee.


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

     1.5A The term "ANNUAL NET SALES" shall mean, for any PRODUCT, the sum of the NET SALES PRICE of all units of said PRODUCT sold in any calendar year ending December 31.

     1.6 The term "PATENT RIGHT" shall mean the U.S. Patent Application Serial Number [*] by Dr. Moskowitz entitled "Method for Treating Vascular Headaches", or the equivalent of such application, including any division, continuation or any equivalent foreign patent application or Letters Patent or the equivalent thereof issuing thereon or reissue, reexamination or extension thereof. PATENT RIGHTS shall also include those claims in any continuation-in-part of the aforementioned patent application which claim an invention described or claimed in said patent application.

     1.7 The term "PRODUCT" shall mean any article, device, composition, method or service, the manufacture, use, or sale of which, absent the licenses granted herein, would infringe a VALID CLAIM of any PATENT RIGHT.

     1.8 The term "SUBLICENSEE" shall mean any non-AFFILIATE third party licensed by COMPANY or by an AFFILIATE to make, have made, use, sell, offer for sale or import any PRODUCT.

     1.8A The term "PARTNERING SUBLICENSEE" shall mean any SUBLICENSEE with whom COMPANY has entered into a strategic partnership or other arrangement in which COMPANY and said SUBLICENSEE agree that PRODUCTS will be developed and/or sold by Co-development, wherein the term "Co-development" shall mean the sharing of research, development, marketing and/or manufacturing costs by COMPANY and a SUBLICENSEE in accordance with a predefined formula.

     1.9 The term "VALID CLAIM" shall mean any claim of any PATENT RIGHT that has not been (i) finally rejected or (ii) declared invalid by a patent office or court of competent jurisdiction in any unappealed and unappealable decision.

                                    2.   LICENSE

     2.1 GENERAL hereby grants COMPANY, to the extent not prohibited by existing contractual obligations to any other sponsor of research at GENERAL:

     (a) an exclusive, worldwide, royalty-bearing license in the LICENSE FIELD under GENERAL's rights in PATENT RIGHTS to make, have made, use, sell, offer for sale, and import PRODUCTS;



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     (b)  to the extent an exclusive license is not available to COMPANY in a country, a non-exclusive, royalty-bearing license in the LICENSE FIELD under PATENT RIGHTS to make, have made, use, sell, offer for sale, and import PRODUCTS;

     (c) the right to sublicense PATENT RIGHTS exclusively licensed to COMPANY, provided that, if COMPANY's exclusive license in a country is converted to a nonexclusive license in accordance with paragraph 2.1(b), and COMPANY has a single PARTNERING SUBLICENSEE in said country, COMPANY shall retain the right to sublicense PATENT RIGHTS solely to said PARTNERING SUBLICENSEE in said country.

     All licenses pursuant to this paragraph 2.1 are subject to the rights, conditions and limitations imposed by U.S. law with respect to inventions made in the performance of federally funded research.

     The above licenses to sell PRODUCTS include the right to grant to the purchaser of products from COMPANY, its AFFILIATES, and SUBLICENSEES the right to use such purchased PRODUCTS in a method coming within the scope of the PATENT RIGHTS.

     2.2 The granting of any license hereunder is subject to GENERAL's and GENERAL's AFFILIATES' right to make and to use the subject matter described and claimed in PATENT RIGHT for research and clinical purposes but not for Commercial Purposes, as hereinafter defined. For this paragraph, "Commercial Purposes" shall mean use of the subject matter described and claimed in PATENT RIGHT in any product, or for the purpose of producing a product, which is sold or otherwise commercially distributed.

     2.3 It is understood that nothing herein shall be construed to grant COMPANY a license express or implied under any patent owned solely or jointly by GENERAL other than the PATENT RIGHTS expressly licensed hereunder.

                          3.    DUE DILIGENCE OBLIGATIONS

     3.1 COMPANY shall itself, or through its AFFILIATES or SUBLICENSEES, use its commercially reasonable efforts to develop and make commercially available PRODUCTS for commercial sales and distribution throughout the world in the LICENSE FIELD. Such efforts shall consist of achieving the following objectives within the time period designated below following the EFFECTIVE DATE:

     (a) GENERAL acknowledges that COMPANY represents that it is developing the drug ganaxolone for indications other than migraine headaches, and COMPANY therefore agrees that it will commence a Phase II clinical trial of a PRODUCT comprising ganaxolone ("GANAXOLONE PRODUCT") for a LICENSED INDICATION within twelve (12) months, and that it will thereafter diligently pursue clinical evaluations of a GANAXOLONE PRODUCT for a LICENSED INDICATION as long as a GANAXOLONE PRODUCT continues to show


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clinical efficacy in accordance with commercially reasonable criteria  for a
LICENSED INDICATION;

     (b) within [*] of terminating diligent development of a GANAXOLONE PRODUCT for a LICENSED INDICATION in accordance with (a) above, complete all animal toxicity tests required in connection with securing U.S. Food and Drug Administration approval of clinical evaluations of a PRODUCT not comprising ganaxolone ("SECOND GENERATION PRODUCT");

     (c) within [*] of completing the toxicity tests in accordance with (b) above; COMPANY and GENERAL shall meet to establish additional time-limited objectives for the development of a SECOND GENERATION PRODUCT. By way of example, such objectives shall include requirements for the following activities:

     (i) the initiation and diligent pursuit of clinical evaluations of a SECOND GENERATION PRODUCT under the Food, Drug and Cosmetic Act (21 USC 301-391);

     (ii) the filing of a New Drug Application or equivalent application for a SECOND GENERATION PRODUCT;

     (iii) the determination whether to manufacture a SECOND GENERATION PRODUCT for commercial sale;

     (iv) the introduction into the market of a SECOND GENERATION PRODUCT, in the United States and other major markets covered by the license;


provided, however, that GENERAL shall not unreasonably withhold its consent to any revision in such time periods whenever requested in writing by COMPANY and supported by evidence of technical difficulties or delays in clinical studies or regulatory processes that the parties could not have reasonably avoided.
Failure to achieve one or more of the above objectives within the above stated time periods or any of the objectives established in accordance with (c) above, or within any extension granted by GENERAL shall result in GENERAL having the right to cancel upon sixty (60) days notice any exclusive license granted hereunder or convert any exclusive license to a non-exclusive license.

     3.2 At intervals no longer than every twelve (12) months, COMPANY shall report in writing to GENERAL on progress made toward the foregoing objectives.

     4.   FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHT

     4.1 GENERAL shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in PATENT RIGHTS. As long as

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COMPANY retains an exclusive license to PATENT RIGHTS, COMPANY shall reimburse GENERAL for all reasonable costs ("COSTS") incurred by GENERAL for the preparation, filing, prosecution and maintenance of all PATENT RIGHTS as follows:

     (a) Subject to paragraph 4.2, for all COSTS incurred by GENERAL from and after the EFFECTIVE DATE, COMPANY shall reimburse GENERAL within thirty (30) days of receipt of invoices from GENERAL;

     (b) For all COSTS incurred by GENERAL prior to the EFFECTIVE DATE, COMPANY shall reimburse GENERAL upon execution of this Agreement.

     In the event COMPANY's exclusive license is converted to a non-exclusive license in any country in accordance with paragraph 3.1, or an exclusive license is not available in any country as set forth in paragraph 2.1(b), and GENERAL grants a license in any such country under PATENT RIGHTS to one or more third parties (each a "THIRD PARTY LICENSEE"), COMPANY shall only be required to reimburse GENERAL for the CoCensys Pro Rata Percentage of those COSTS incurred by GENERAL with respect to PATENT RIGHTS in any country included in a license to a THIRD PARTY LICENSEE after the effective date of such license to a THIRD PARTY LICENSEE. The "COCENSYS PRO RATA PERCENTAGE" at any given point in time shall equal 1 divided by the number of licensees (i.e., COMPANY plus each THIRD PARTY LICENSEE) under the PATENT RIGHTS at such point in time.


     4.2 With respect to any PATENT RIGHT, each document or a draft thereof pertaining to the filing, prosecution, or maintenance of such PATENT RIGHT, including but not limited to each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such application shall be provided to COMPANY as follows. Documents received from any patent office or counsel's analysis thereof shall be provided promptly after receipt. For a document to be filed in any patent office, a draft of such document shall be provided sufficiently prior to its filing, to allow for review and comment by the other party. If as a result of the review of any such document, COMPANY shall elect not to pay or continue to pay the COSTS for such PATENT RIGHT, COMPANY shall so notify GENERAL within thirty (30) days of COMPANY's receipt of such document and COMPANY shall thereafter be relieved of the obligation to pay any additional COSTS regarding such PATENT RIGHT incurred after the receipt of such notice by GENERAL. Such U.S. or foreign patent application or patent shall thereupon cease to be a PATENT RIGHT hereunder and GENERAL shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

                                   5.   ROYALTIES

     5.1 Beginning with the FIRST COMMERCIAL SALE in any country, on all sales of PRODUCTS to treat LICENSED INDICATIONS anywhere in the world by COMPANY, its

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

AFFILIATES or SUBLICENSEES, COMPANY shall pay GENERAL royalties in accordance with the following schedule, such undertaking and schedule having been agreed to for the purpose of reflecting and advancing the mutual convenience of the parties.

     (a) For each NEUROSTEROID PRODUCT sold by COMPANY or its AFFILIATES and SUBLICENSEES, [*] of the NET SALES PRICE for ANNUAL NET SALES of such NEUROSTEROID PRODUCT of [*] or less, and [*] of the NET SALES PRICE for the portion of ANNUAL NET SALES of such NEUROSTEROID PRODUCT that is greater than [*] so long as the NEUROSTEROID PRODUCT, its manufacture, use or sale is covered by a VALID CLAIM of any PATENT RIGHT licensed exclusively to COMPANY; and

     (b) For each NEUROSTEROID PRODUCT sold by COMPANY or its AFFILIATES and SUBLICENSEES, [*] of the NET SALES PRICE for ANNUAL NET SALES of such NEUROSTEROID PRODUCT of [*] or less, and [*] of the NET SALES PRICE for the portion of ANNUAL NET SALES of such NEUROSTEROID PRODUCT that is greater than [*] whenever the NEUROSTEROID PRODUCT, its manufacture, use or sale is covered by a VALID CLAIM of any PATENT RIGHT licensed non-exclusively to COMPANY in the country in question pursuant to either paragraph 2.1(b) or 3.1 hereunder; and

     (c) For each PRODUCT other than a NEUROSTEROID PRODUCT sold by COMPANY or its AFFILIATES, [*] of the NET SALES PRICE for ANNUAL NET SALES of such PRODUCT of [*] or less, and [*] of the NET SALES PRICE for the portion of ANNUAL NET SALES of such PRODUCT that is greater than [*] so long as such PRODUCT, its manufacture, use or sale is covered by a VALID CLAIM of any PATENT RIGHT licensed exclusively to COMPANY; and

     (d) For each PRODUCT other than a NEUROSTEROID PRODUCT sold by COMPANY or its AFFILIATES, [*] of the NET SALES PRICE for ANNUAL NET SALES of such PRODUCT of [*] or less, and [*] of the NET SALES PRICE for the portion of ANNUAL NET SALES of such PRODUCT that is greater than [*] whenever such PRODUCT, its manufacture, use or sale is covered by a VALID CLAIM of any PATENT RIGHT licensed non-exclusively to COMPANY in the country in question pursuant to either paragraph 2.1 (b) or 3.1 hereunder; and

     (e) For each PRODUCT other than a NEUROSTEROID PRODUCT sold by COMPANY's SUBLICENSEES, COMPANY shall retain [*] and pay GENERAL [*] of any royalty payment received by COMPANY from SUBLICENCEES for such sales.


     5.2 (a) In the event that more than one royalty rate under paragraph 5.1 is applicable to a PRODUCT, the highest of the applicable royalties shall apply.

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     (b)  Only one royalty under paragraph 5.1 shall be due and payable to
GENERAL by COMPANY for any PRODUCT regardless of the number of PATENT RIGHTS covering such PRODUCT.

     5.3 If any license granted pursuant to Article 2 shall be or become non-exclusive pursuant to either paragraph 2.1(b) or 3.1 hereunder and GENERAL shall license any PATENT RIGHT to another licensee for the purpose of making, using or selling PRODUCTS in the LICENSE FIELD and accept a royalty or royalties more favorable to such licensee than herein provided for COMPANY, GENERAL shall give written notice thereof to COMPANY and as of the effective date of such more favorable royalty or royalties, COMPANY's obligation hereunder to pay royalty or royalties to GENERAL shall be revised to the more favorable rate.

     5.4 In addition to the royalties provided for above for NEUROSTEROID PRODUCTS, COMPANY shall pay GENERAL [*] of any and all non-royalty income received from its AFFILIATES and SUBLICENSEES in consideration for the sublicensing of any right or license granted to COMPANY for NEUROSTEROID PRODUCTS hereunder, including without limitation license fees and milestone payments, but not including amounts received by COMPANY (a) for capital stock of COMPANY, (b) in the form of a loan or advance, (c) as payment for research and development services performed or to be performed by COMPANY, (d) as milestone payments in consideration for past or future research and development expense in any sublicensing arrangement with a PARTNERING SUBLICENSEE wherein COMPANY is sharing research and development costs with the PARTNERING SUBLICENSEE and said milestone payments are solely reimbursements for COMPANY's research and development costs actually incurred, (e) as payment for manufacturing services in any sublicensing arrangement wherein COMPANY retains the right to manufacture PRODUCT which is then sold to a SUBLICENSEE provided that GENERAL receives the full royalty due for sales of PRODUCT by said SUBLICENSEE under paragraph 5.1 hereunder or (f) from a PARTNERING SUBLICENSEE as payment for marketing, sales or promotional activities which COMPANY or its AFFILIATE has agreed to undertake as part of Co-development. It is understood that this paragraph shall not apply to running royalties for PRODUCT sales received by COMPANY from its AFFILIATES AND SUBLICENSEES, provided GENERAL receives the royalties specified in paragraph
5.1 for such PRODUCT sales.

     5.5 In addition to the payments provided for in paragraphs 5.1 and 5.4, COMPANY shall pay GENERAL the following amounts upon the first occurrence of each of the following events:

     [*] within five (5) business days of the EFFECTIVE DATE (and the parties acknowledge that the COMPANY has made and GENERAL has received such payment), which shall include the amount payable to GENERAL for past patent COSTS pursuant to paragraph 4.1(b);

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     [*] within thirty (30) days of the  filing with the FDA of the first NDA,
PMA or PMA Supplement, or comparable application with respect to the first PRODUCT to treat a LICENSED INDICATION for which such application is filed; and,

     [*] within thirty (30) days of the actual approval by the FDA of the first NDA, PMA or PMA Supplement, or comparable application with respect to the first PRODUCT to treat a LICENSED INDICATION so approved by the FDA.

     5.6 In addition to the royalties and other payments provided for above, for each PRODUCT other than a NEUROSTEROID PRODUCT, COMPANY shall pay GENERAL [*] of any and all non-royalty income received from its AFFILIATES and SUBLICENSEES in consideration for the sublicensing of any right or license granted to COMPANY for PRODUCTS other than NEUROSTEROID PRODUCTS hereunder, but subject to the same exceptions and limitations described in paragraph 5.4.

     5.7 (a) In the event that more than one non-royalty income rate under paragraph 5.4 or 5.6 is applicable to a PRODUCT or a collaboration agreement involving a third party, the highest of the applicable rates shall apply.

          (b)  Only one non-royalty income rate under either paragraph 5.4 or
5.6 shall be due and payable to GENERAL by COMPANY for any PRODUCT or collaboration agreement involving a third party, regardless of the number of PATENT RIGHTS covering such PRODUCT(s) or collaboration agreement.

     5.8 (a) In the event that the royalty paid to GENERAL is a significant factor in the return realized by COMPANY so as to diminish COMPANY's capability to respond to competitive pressures in the market, GENERAL agrees to consider a reasonable reduction in the royalty paid to GENERAL as to each such PRODUCT for the period during which such market condition exists. Factors determining the size of the reduction will include profit margin on PRODUCT and on analogous products, prices of competitive products, total prior sales by COMPANY, and COMPANY's expenditures in PRODUCT development.

     (b) With respect to the definition of "NET SALES PRICE" (as contained in Section 1.5) and the applicable rate of exchange for foreign currency conversion (as set forth in Section 6.2) under this Agreement, it is understood that COMPANY may enter into one or more agreements with SUBLICENSEES (each a "SUBLICENSE AGREEMENT") pursuant to which COMPANY will be compensated by a SUBLICENSEE based on net sales of PRODUCT and that, for sales outside the United States, a foreign exchange rate will be applied. When negotiating a SUBLICENSE AGREEMENT, COMPANY will use its best efforts to have such SUBLICENSE AGREEMENT contain (i) a definition of net sales of PRODUCT and (ii) foreign exchange provisions which are substantially equivalent to those contained in Sections 1.5 and

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6.2, respectively, of this Agreement. In the event, however, that COMPANY is unable to have its prospective SUBLICENSEE agree to provisions that are identical to the provisions of this Agreement, it shall so notify GENERAL and submit for GENERAL's review the proposed versions of such provisions in the proposed SUBLICENSE AGREEMENT. Within thirty (30) days of its receipt of such notice and proposed revisions, GENERAL shall either notify COMPANY of its acceptance of such proposed provisions or indicate its reasons for withholding approval. If the SUBLICENSE AGREEMENT includes such provisions that are acceptable to GENERAL, which acceptance shall not unreasonably be withheld, then for sales of PRODUCT made under such SUBLICENSE AGREEMENT, (i) the "NET SALES PRICE" in this Agreement shall be deemed amended to conform to the definition of net sales of PRODUCT contained in such SUBLICENSE AGREEMENT and (ii) the applicable foreign exchange rates provided for under this Agreement shall be the same as those provided for under the SUBLICENSE AGREEMENT. In the event that the SUBLICENSE AGREEMENT includes provisions that are not acceptable to GENERAL and COMPANY is unable to compensate GENERAL based on the NET SALES PRICE and foreign exchange provisions set forth herein, any conflict between the provisions of the SUBLICENSE AGREEMENT and the provisions of this Agreement shall be settled by the procedures of paragraph 10.9.

     5.9 The payments due under this Agreement shall, if overdue, bear interest until payment at a per annum rate equal to one percent (1%) above the prime rate in effect at the Bank of Boston on the due date, not to exceed the maximum permitted by law. The payment of such interest shall not preclude GENERAL from exercising any other rights it may have as a consequence of the lateness of any payment.

                              6.  REPORTS AND PAYMENTS

     6.1 COMPANY shall keep, and shall cause each of its AFFILIATES and SUBLICENSEES, if any, to keep full and accurate books of accounts containing all particulars that may be necessary for the purpose of calculating all royalties payable to GENERAL. Such books of account shall be kept at their principal place of business and, with all necessary supporting data shall, during all reasonable times for the three (3) years next following the end of the calendar year to which each shall pertain, be open for inspection at reasonable times by GENERAL or its designee at GENERAL's expense for the purpose of verifying royalty statements or compliance with this Agreement.

     6.2 In each year the amount of royalty due shall be calculated semiannually as of the end of each ACCOUNTING PERIOD and shall be paid semiannually within the sixty (60) days next following such date, every such payment to be supported by the accounting prescribed in paragraph 6.3 and to be made in United States currency. Whenever conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the end of the applicable ACCOUNTING PERIOD.

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

     6.3 With each semiannual payment, COMPANY shall deliver to GENERAL a full and accurate accounting to include at least the following information:

     (a)  Quantity of each PRODUCT(subdivided into (i) NEUROSTEROID PRODUCT and
(ii) PRODUCT other than NEUROSTEROID PRODUCT) sold or leased (by country) by COMPANY, and its AFFILIATES or SUBLICENSEES;

     (b) Total billings for each PRODUCT (subdivided into (i) NEUROSTEROID PRODUCT and (ii) PRODUCT other than NEUROSTEROID PRODUCT)(by country, unless such information is not provided to COMPANY by a SUBLICENSEE, in which case COMPANY shall list total billings in as much detail as is available to COMPANY);

     (c) Quantities of each PRODUCT (subdivided into (i) NEUROSTEROID PRODUCT and (ii) PRODUCT other than NEUROSTEROID PRODUCT) used by COMPANY and its AFFILIATES or SUBLICENSEES;

     (d)  Names and addresses of all SUBLICENSEES of COMPANY; and

     (e)  Total royalties payable to GENERAL.

                                 7.   INFRINGEMENT

     7.1 GENERAL will protect its PATENT RIGHTS from infringement and prosecute infringers when, in its sole judgement, such action may be reasonably necessary, proper and justified.

     7.2 If COMPANY shall have supplied GENERAL with written evidence demonstrating to GENERAL's reasonable satisfaction prima facie infringement of a claim of a PATENT RIGHT by a third party, COMPANY may by notice request GENERAL to take steps to protect the PATENT RIGHT. GENERAL shall notify COMPANY within three (3) months of the receipt of such notice whether GENERAL intends to prosecute the alleged infringement. If GENERAL notifies COMPANY that it intends to so prosecute, GENERAL shall, within three (three) months of its notice to COMPANY either (i) cause infringement to terminate or (ii) initiate legal proceedings against the infringer. In the event GENERAL notifies COMPANY that GENERAL does not intend to prosecute said infringement COMPANY may, upon notice to GENERAL, initiate legal proceedings against the infringer at COMPANY's expense and in GENERAL's name if so required by law. No settlement, consent judgment or other voluntary final disposition of the suit which invalidates or restricts the claims of such PATENT RIGHTS may be entered into without the consent of GENERAL, which consent shall not be unreasonably withheld. COMPANY shall indemnify GENERAL against any order for payment that may be made against GENERAL in such proceedings.

     7.3 In the event one party shall initiate or carry on legal proceedings to enforce any PATENT RIGHT against any alleged infringer, the other party shall fully cooperate with and supply all assistance reasonably requested by the party initiating or carrying on such proceedings. The party which institutes any suit to protect or enforce a PATENT RIGHT shall have sole control of that suit and shall bear the reasonable expenses (excluding legal fees) incurred by said other party in providing such assistance and cooperation as is requested pursuant to this paragraph. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at its own expense. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by either party and then the remainder shall be divided between the parties as follows:

     (a) (i) If the amount is based on lost profits, COMPANY shall receive an amount equal to the damages the court determines COMPANY has suffered as a result of the infringement less the amount of any royalties that would have been due GENERAL on sales of PRODUCT lost by COMPANY as a result of the infringement had COMPANY made such sales; and

          (ii) GENERAL shall receive an amount equal to the royalties it would have received if such sales had been made by COMPANY; or

     (b) As to awards other than those based on lost profits, [*] to the party initiating such proceedings and [*] to the other party.

     7.4 For the purpose of the proceedings referred to in this Article 7, the GENERAL and COMPANY shall permit the use of their names and shall execute such documents and carry out such other acts as may be necessary. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at its own expense, said expenses to be off-set against any damages received by the party bringing suit in accordance with the foregoing paragraph 7.3.

                                8.   INDEMNIFICATION

     8.1 (a) COMPANY shall indemnify, defend and hold harmless GENERAL and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

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* Confidential treatment requested

     (b) COMPANY's indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

     (c) COMPANY agrees, at its own expense to provide attorneys reasonably acceptable to the GENERAL to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

     (d) This paragraph 8.1 shall survive expiration or termination of this Agreement.

     8.2 (a) Beginning at such time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by COMPANY or by a SUBLICENSEE, AFFILIATE or agent of COMPANY, COMPANY shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide
(i) product liability coverage and (ii) broad form contractual liability coverage for COMPANY's indemnification under paragraph 8.1 of this Agreement.
If COMPANY elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the GENERAL and the Risk Management Foundation (GENERAL's current liability insurance carrier). The minimum amounts of insurance coverage required under this paragraph 8.2 shall not be construed to create a limit of COMPANY's liability with respect to its indemnification under paragraph 8.1 of this Agreement.

     (b) COMPANY shall provide GENERAL with written evidence of such insurance upon request of GENERAL. COMPANY shall provide GENERAL with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance; if COMPANY does not obtain replacement insurance providing comparable coverage prior to the expiration of such thirty (30) day period, GENERAL shall have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice or any additional waiting periods.

     (c) COMPANY shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any such product, process, or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by COMPANY or by a licensee, affiliate or agent of COMPANY and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than ten (10) years.

     (d) This paragraph 8.2 shall survive expiration or termination of this Agreement.

     8.3 OTHER THAN WARRANTIES SET FORTH HEREIN, GENERAL MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO COMPANY HEREUNDER AND HEREBY DISCLAIMS THE SAME.

                                  9.   TERMINATION

     9.1 Unless otherwise terminated as provided for in this Agreement, the license to PATENT RIGHT granted hereunder will continue on a country by country basis:

     (i) for two (2) years after the date COMPANY, its AFFILIATES, or SUBLICENSEES shall last sell any PRODUCT in such country, it being understood that GENERAL shall have the right to terminate such license upon written notice in any country in the event that after the FIRST COMMERCIAL SALE of PRODUCT in such country there is a continuous two (2) year period in which no PRODUCT is sold in such country, provided such sale is not prevented by force majeure, government regulation or intervention, or institution of a law suit by any third party, or

     (ii) until the last to expire of any PATENT RIGHT, the claims of which but for this Agreement would be infringed by the manufacture, use or sale of any PRODUCT in the applicable country,

whichever shall first occur.

     9.2 If either party shall fail to faithfully perform any of its material obligations under this Agreement except the due diligence milestones specified in Article 3 herein, the nondefaulting party may give written notice of the default to the defaulting party. Unless such default is corrected within sixty
(60) days after such notice, the notifying party may terminate this Agreement and the license hereunder upon sixty (60)days prior written notice, provided that only one such sixty (60)day grace period shall be available in any twelve
(12) month period with respect to a default of any particular provision hereunder. Thereafter notice of default of said provision shall constitute termination.

     9.3 In the event that any license granted to COMPANY under this Agreement is terminated, any sublicense under such license granted prior to termination of said license shall remain in full force and effect, provided that:

     (i)  the SUBLICENSEE is not then in breach of its sublicense agreement;

     (ii) the SUBLICENSEE agrees to be bound to GENERAL as the licensor under the terms and conditions of this sublicense agreement, as modified by the provisions of this paragraph 9.3;

     (iii) the SUBLICENSEE, at GENERAL's written request, assumes in a signed writing the same obligations to GENERAL as those assumed by COMPANY under Articles 8 and 10 hereof;

     (iv) GENERAL shall have the right to receive any payments payable to COMPANY under such sublicense agreement to the extent they are reasonably and equitably attributable to such SUBLICENSEE's right under such sublicense to use and exploit PATENT RIGHTS;

     (v) the SUBLICENSEE agrees to be bound by the due diligence obligations of COMPANY pursuant to paragraph 3.1 hereof (whether set by the parties or by arbitration) in the field and territory of the sublicense;

     (vi)  GENERAL has the right to terminate such sublicense upon thirty
(30)days prior written notice to COMPANY and such SUBLICENSEE in the event of any material breach of the obligation to make the payments described in clause
(iv) of this paragraph 9.3, unless such breach is cured prior to the expiration of such thirty (30) day period, and shall further have the right to terminate such sublicense in the event of SUBLICENSEE's failure to meet its due diligence obligations pursuant to clause (v) hereof;

     (vii) GENERAL shall not assume, and shall not be responsible to such SUBLICENSEE for, any representations, warranties or obligations of COMPANY to such SUBLICENSEE, other than to permit such SUBLICENSEE to exercise any rights to PATENT RIGHTS that are granted under such sublicense agreement consistent with the terms of this AGREEMENT.

     9.4 Upon termination of any license granted hereunder COMPANY shall pay GENERAL all royalties due or accrued on (i) the sale of PRODUCT up to and including the date of termination and (ii) for twelve (12) months following the date of termination, the sale of PRODUCT manufactured prior to the termination date.

                                10.   MISCELLANEOUS

     10.1 This Amended and Restated Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter, specifically including that certain License Agreement between GENERAL and the COMPANY effective December 15, 1996.

     10.2 In order to facilitate implementation of this Agreement, GENERAL and COMPANY are designating the following individuals to act on their behalf with respect to this Agreement for the matter indicated below:

     (a) with respect to all royalty payments, any correspondence pertaining to any PATENT RIGHT, or any notice of the use of GENERAL's name, for GENERAL, the Director, Office of Technology Affairs, and for COMPANY the President and CEO; provided that correspondence relating to the billing of patent costs shall be copied to, for GENERAL, the Business Manager, Office of Technology Affairs; and for COMPANY, the Chief Financial Officer.

     (b) any amendment of or waiver under this Agreement, any written notice including progress reports or other communication pertaining to the Agreement: for GENERAL, the Director, Office of Technology Affairs; and for COMPANY, the President and CEO.

     (c) the above designations may be superseded from time to time by alternative designations made by: for GENERAL, the President or the Senior Vice President for Research and Technology Affairs; and for COMPANY, the President and CEO.

     10.3 This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

     10.4 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     10.5 Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: Acts of God; acts, regulations or laws of any government; strikes or their concerted acts of worker; fires; floods; explosions; riots; wars; rebellion; and sabotage. Any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

     10.6 Neither party shall use the name of the other party or of any staff member, officer, employee or student of the other party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used. For GENERAL, such approval shall be obtained from the Director of Public Affairs. Notwithstanding the foregoing, GENERAL hereby consents to COMPANY's use of the following statement regarding the existence of this license agreement in connection with any disclosure or filing by COMPANY pursuant to the rules and regulations of the Securities and Exchange
Commission or in any press release required by the same:

      "CoCensys, Inc. has entered into an exclusive license agreement with The General Hospital Corporation, doing business as Massachusetts General Hospital, for certain patents and patent applications pertaining to the use of neurosteroid drugs and other GABA modulators in the treatment of vascular headaches"

In addition, COMPANY shall be permitted to disclose the name of GENERAL to the extent required by federal, state or local law or regulation, including without limitation federal and state securities laws.

     10.7 This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

     10.8 This Agreement shall not be assignable by GENERAL without COMPANY's written consent except for the right to receive royalties or other payments payable herein. COMPANY may at its own discretion and without approval by GENERAL transfer its interest or any part thereof under this Agreement to a wholly-owned subsidiary or any assignee or purchaser of the portion of its business associated with the manufacture and sale of PRODUCT. In the event of any such transfer, the transferee shall assume and be bound by the provisions of this Agreement. Otherwise this Agreement shall be assignable by COMPANY only with the consent in writing of GENERAL.

     10.9 For any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement, except issues relating to the validity, construction or effect of any PATENT RIGHT, which the parties shall be unable to resolve within sixty (60) days, the party raising such dispute shall promptly advise the other party of such claim, dispute, or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, such representatives shall agree upon a third party which is in the business of providing Alternative Dispute Resolution (ADR) services (hereinafter, "ADR Provider") and shall schedule a date with such ADR Provider to engage in ADR. Thereafter, the representatives of the parties shall engage in good faith in an ADR process under the auspices of the selected ADR Provider. If within the aforesaid thirty (30) business days after the date of the notice of dispute the representatives of the parties have not been able to agree upon an ADR Provider and schedule a date to engage in ADR, or if they have not been able to resolve the dispute within thirty (30) business days after the termination of ADR, the parties shall have the right to pursue any other remedies legally available to resolve such dispute. Notwithstanding the foregoing, nothing in this

Paragraph 10.9 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

     10.10 If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this agreement shall not be effected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

     10.11 GENERAL represents that, to the best of its knowledge, it is the owner of all rights, title and interest in PATENT RIGHTS, and it has no obligations to other sponsors of research at GENERAL that would prevent GENERAL from granting COMPANY the licenses granted hereunder.

     THE PARTIES have duly executed this Agreement as of the date first shown above written.

COMPANY                                THE GENERAL HOSPITAL CORPORATION

BY: /s/ F. Richard Nichol, Ph.D.       BY: /s/ David J. Glass
   -------------------------------        ----------------------------------

TITLE: President and CEO               TITLE:  Associate Director for Patents,
       ---------------------------             Office of Technology Affairs

DATE:   December 16, 1997              DATE:   December 15, 1997
      ----------------------------           -------------------------------








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